Exhibit 99.1

AMC Entertainment Holdings, Inc. Investor Relations: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com or Media Contact: Ryan Noonan, 913-213-2183 rnoonan@amctheatres.com

AMC ENTERTAINMENT HOLDINGS, INC.
NAMES ADAM ARON AS CEO AND PRESIDENT

To begin at AMC on January 4, 2016

Leawood, Kansas — Dec. 15, 2015 — AMC Entertainment Holdings, Inc. (NYSE: AMC) doing business as “AMC Theatres® ( “AMC” or “the Company”) announced today that the Company’s Board of Directors has named Adam M. Aron as Chief Executive Officer and President and a member of the AMC Board of Directors, effective January 4, 2016. Aron, 61, joins AMC with more than 20 years of experience as a CEO, and more than 35 years of consumer-engagement experience at some of the nation’s leading hospitality and leisure companies. He replaces Craig Ramsey, who has served as Interim CEO since August 2015 following the resignation of Gerry Lopez. Ramsey will remain AMC’s Chief Financial Officer, and will report directly to Aron.

Aron is currently Chief Executive Officer and a member of the Board of Directors of Starwood Hotels and Resorts Worldwide, Inc. His career has included leadership of some of the world’s most notable brands including airlines, hotels, ski resorts, cruise lines and professional sports franchises:

•                  Chief Executive Officer of Starwood Hotels and Resorts Worldwide, 2015

•                  CEO and Co-Owner of the NBA’s Philadelphia 76ers basketball team, 2011-2013

•                  Chairman and Chief Executive Officer of Vail Resorts, Inc., 1996-2006

•                  President and Chief Executive Officer of Norwegian Cruise Line Ltd., 1993-1996

•                  Senior Vice President of Marketing of United Airlines 1990-1993

•                  Senior Vice President of Hyatt Hotels Corporation, 1987-1990

He also served as a Senior Operating Partner of Apollo Management L.P. from 2006-2015. Apollo previously was part of an investor group which owned the then privately-held AMC Theatres. From 2006 onwards, Aron also led World Leisure Partners, Inc., a personal consultancy he founded.

In addition to the Starwood Board, Aron currently serves on the Boards of Norwegian Cruise Line Holdings (NASDAQ: NCLH) and the Philadelphia 76ers. Aron is expected to give up his seat on the Starwood Board upon joining AMC. He has an MBA with distinction from the Harvard Business School and a bachelor’s degree cum laude from Harvard College.

“Adam’s background in producing results at traditional, consumer-driven, entertainment businesses positions him as the best person to lead AMC into the future,” said Jack Gao, AMC Board Member and Executive Vice President of Wanda Movie Holding, which operates the Wanda Cinema Line in China and Hoyts Cinema in Australia. “Adam has demonstrated an ability to target capital investments, implement customer-focused innovations and organize his teams to drive incredible guest experiences that produce exceptional financial returns. We are confident that Adam’s diverse experience, vision and focus will continue to elevate AMC in its pursuit to be the guest-experience leader in the theatrical exhibition industry.”

“The Board acknowledges the outstanding job that Craig has done moving AMC forward during this search,” said Gao. “Craig didn’t hesitate to step up and provide the steady hand of leadership during this transition period. His industry knowledge and the confidence and trust AMC associates have in Craig have been invaluable. Craig, Adam and the associates of AMC will make a formidable team in the industry.”

“This is an incredible opportunity to lead one of the most recognized and iconic brands in the entertainment industry,” said Aron. “AMC Theatres is at the forefront of developing customer-focused innovations at theatres across the country, such as plush recliner chairs and new sight and sound technology. Even so, I believe we have the capacity to raise the bar even higher. In addition to further enhancing the movie-going experience at our theaters, of special interest is enriching AMC Stubs as a community for those who are fascinated by the allure of motion pictures. Having had the opportunity to lead teams elsewhere that have produced superior financial and customer results in other entertainment and hospitality industries, I am so excited now to lead the best team in the U.S. theatrical exhibition business. The opportunity to partner with other entities in the Wanda Group is also particularly intriguing. As a life-long movie fan myself, I am looking forward to winning with this team and amazing our guests.”

About AMC Theatres

AMC (NYSE:AMC) is the guest experience leader with 348 locations and 4,937 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago) http://www.amctheatres.com.

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